Exhibit 99.2

FORM VOTING AND SUPPORT AGREEMENT

This Voting and Support Agreement (this “Agreement”) is made and entered into as of October 22, 2015, by and among Monument Partners, L.L.C a Delaware limited liability company (“Parent”), Landmark Apartment Trust, Inc., a Maryland corporation (“Company”), and [                    ], a [                    ], and a stockholder of the Company (the “Stockholder”).

WHEREAS, concurrently with the execution of this Agreement, Parent, Company, Landmark Apartment Trust Holdings, LP, a Virginia limited partnership (“Company LP”), Monument REIT Merger Sub, L.P., a Delaware limited partnership and wholly-owned subsidiary of Parent (“REIT Merger Sub”), and Monument Partnership Merger Sub, L.P., a Virginia limited partnership and a wholly-owned subsidiary of REIT Merger Sub (“Partnership Merger Sub” and, together with Parent and REIT Merger Sub, the “Parent Parties”), have entered into an Agreement and Plan of Merger (the Merger Agreement”), which provides for (i) the merger of Company with and into REIT Merger Sub, with REIT Merger Sub being the surviving company (the “REIT Merger”) immediately after (ii) the merger of Partnership Merger Sub with and into Company LP, with Company LP continuing as the surviving entity (the “Partnership Merger” and, together with the REIT Merger, the “Mergers”);

WHEREAS, as a condition and an inducement to the Parent Parties’ willingness to enter into the Merger Agreement, the Parent Parties have required that the Stockholder, and the Stockholder has agreed, to enter into this Agreement with respect to all shares of preferred stock, par value $0.01 per share, of the Company (“Company Preferred Shares”) that the Stockholder owns beneficially (as defined for purposes of this Agreement in Rule 13d-3 under the Exchange Act) or of record;

WHEREAS, the Stockholder is the beneficial or record owner, and has either sole or shared voting power over, such number of Company Preferred Shares as is indicated on Schedule A attached hereto;

WHEREAS, Parent desires the Stockholder to agree, and the Stockholder is willing to agree, subject to the limitations herein, not to Transfer (as defined below) any of the Company Preferred Shares, to vote the Company Preferred Shares as set forth herein, not to interfere with the solicitation of proxies in favor of the approval of the Mergers, not to solicit proxies against approval of the Mergers and not to solicit inquiries regarding a proposal or offer for the acquisition of Company and Company LP;

WHEREAS, pursuant to (i) Section 8(c)(ix) of the Articles Supplementary designating the Company’s 8.75% Series D Cumulative Non-Convertible Preferred Stock (the “Series D Preferred Stock”), par value $0.01 per share (the “Series D Articles Supplementary”), (ii) Section 8(c)(ix) of the Articles Supplementary designating the Company’s 9.25% Series E Cumulative Non-Convertible Preferred Stock (the “Series D Preferred Stock”), par value $0.01 per share (the “Series E Articles Supplementary” and, together with the Series D Articles Supplementary, the “Preferred Stock Articles Supplementary”), and (iii) Schedules 2 and 3 of the Corporate Governance Agreement, the Stockholder’s consent is required prior to the Company entering into any transaction or taking any corporate action which could reasonably be expected to result in a Change of Control (as defined in the Preferred Stock Articles Supplementary);

WHEREAS, pursuant to (i) Section 7(a) of the Series D Articles Supplementary the Company has the right, at any time, upon written notice of not less than 30 days, to redeem the Series D Preferred Stock and (ii) Section 7(a) of the Series E Articles Supplementary the Company has the right, at any time, upon written notice of not less than 30 days, to redeem the Series E Preferred Stock; and

WHEREAS, on the closing date of the Mergers (the “Closing Date”), the Parent Parties and the Company shall cause all outstanding Company Preferred Shares to be redeemed in accordance with the terms of the Preferred Stock Articles Supplementary (the “Final Redemption”).

NOW, THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants and agreements set forth below and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, intending to be legally bound, do hereby agree as follows:

ARTICLE 1

DEFINITIONS

Section 1.1 Definitions. Capitalized terms used but not otherwise defined herein shall have the respective meanings ascribed to such terms in the Merger Agreement. When used in this Agreement, the following terms in all of their tenses, cases and correlative forms shall have the meanings assigned to them in this Section 1.1 or elsewhere in this Agreement.

“Affiliate” of a specified Person means a Person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such specified Person. For the avoidance of doubt the Company and its subsidiaries shall be deemed not to be Affiliates of the Stockholder.

“Common Share Votes” means, with respect to Company Preferred Shares, the number of votes that the Stockholder is entitled to cast on any matter presented to the holders of the Common Shares as determined in accordance with Section 8(a) of the Preferred Stock Articles Supplementary and, with respect to New Company Shares, the number of votes that the Stockholder is entitled to cast as determined in accordance with the documents governing such New Company Shares.

“Expiration Date” shall mean the earliest to occur of (i) the date of any modification, supplement or amendment to the Merger Agreement that would (a) alter or conflict with Sections 3.1(c), 3.2(c) or 7.17 of the Merger Agreement or (b) impose any condition (other than any documentation required by applicable Law) to the receipt by the Stockholder of the proceeds of the Final Redemption upon occurrence of the Closing; (ii) such date and time as the Merger Agreement shall be terminated; or (iii) March 31, 2016.

“Other Stockholder” means [                    ].

“Permitted Transfer” shall mean, in each case, so long as (i) such Transfer is in accordance with applicable Law; and (ii) the Stockholder is and at all times has been in compliance with this Agreement: (a) any Transfer to an Affiliate, so long as such Affiliate, in connection with such Transfer, executes a joinder to this Agreement pursuant to which such Affiliate agrees to become a party to this Agreement and be subject to the restrictions applicable to the Stockholder and otherwise become a party for all purposes of this Agreement; (b) any Transfer to the Other Stockholder, so long as such Other Stockholder, in connection with such Transfer, executes a joinder to this Agreement pursuant to which such Other Stockholder agrees to become a party to this Agreement and be subject to the restrictions applicable to the Stockholder and otherwise become a party for all purposes of this Agreement; and (c) any redemption or exchange of Company Preferred Shares by the Stockholder pursuant to Sections 6, 7 or 8(e) of the Preferred Stock Articles Supplementary; provided, that no such Transfer shall relieve the transferring Stockholder from its obligations under this Agreement, other than with respect to those Company Preferred Shares transferred in accordance with the foregoing provision.

“Transfer” shall mean (i) any direct or indirect offer, sale, assignment, encumbrance, pledge, hypothecation, disposition, loan or other transfer (by operation of Law or otherwise), either voluntary or involuntary, or entry into any contract, option or other arrangement or understanding with respect to any offer, sale, assignment, encumbrance, pledge, hypothecation, disposition, loan or other transfer (by operation of Law or otherwise), of any capital stock (or any security convertible or exchangeable into capital stock) or interest in any capital stock, or (ii) entering into any swap or any other agreement, transaction or series of transactions that hedges or transfers, in whole or in part, directly or indirectly, the economic consequence of ownership of such capital stock or interest in capital stock, whether any such swap, agreement, transaction or series of transactions is to be settled by delivery of securities, in cash or otherwise.

ARTICLE 2

RETENTION OF COMPANY PREFERRED SHARES; VOTING; GRANT OF PROXY

Section 2.1 Agreement to Retain Company Preferred Shares.

(a) Transfer and Encumbrance of Company Preferred Shares. Other than a Permitted Transfer, until the Expiration Date, the Stockholder shall not (i) Transfer any of the Company Preferred Shares, (ii) deposit any Company Preferred Shares into a voting trust or enter into a voting agreement or arrangement with respect to such Company Preferred Shares or grant any proxy (except as otherwise provided herein) or power of attorney with respect thereto or (iii) enter into any contract, agreement, commitment or arrangement to do any of the foregoing.

(b) Additional Purchases. The Stockholder agrees that any Company Preferred Shares and all other capital shares of Company that the Stockholder purchases or otherwise acquires or with respect to which the Stockholder otherwise acquires sole or shared voting power after the execution of this Agreement and prior to the Expiration Date (the “New Company Shares”) shall be subject to the terms and conditions of this Agreement to the same extent as if they constituted the Company Preferred Shares.

(c) Unpermitted Transfers. Any Transfer or attempted Transfer of any of the Company Preferred Shares or New Company Shares in violation of this Section 2.1 shall, to the fullest extent permitted by Law, be null and void ab initio, and Company shall not, and shall instruct its transfer agent and other third parties not to, record or recognize any such purported Transfer on the share register of Company.

Section 2.2 Voting. From and after the date hereof until the Expiration Date, the Stockholder irrevocably and unconditionally hereby agrees that at any meeting (including at each adjourned or postponed meeting) of the Stockholders of Company, however called, or in connection with any written consent of the Company’s stockholders relating to the Merger Agreement and the transactions contemplated thereby, the Stockholder will (in Stockholder’s capacity as such) (i) appear at such meeting or otherwise cause all of its Company Preferred Shares and New Company Shares that it owns as of the applicable record date to be counted as present thereat for purposes of calculating a quorum, (ii) vote or cause to be voted (including by proxy or written consent, if applicable) in favor of the adoption of the Merger Agreement and the approval of the transactions contemplated thereby (the “Merger Proposal”), including the REIT Merger, an aggregate number of Company Preferred Shares and New Company Shares representing a number of Common Share Votes equal to (x) the total number of Common Share Votes represented by the Company Preferred Shares and New Company Shares held by Stockholder multiplied by (y) a fraction, the numerator of which is the total number of shares of common stock, par value $0.01 per share, of the Company (the “Common Shares”) voted in favor of the Merger Proposal and the denominator of which is the total number of Common Shares eligible to be voted on the Merger Proposal; (iii) vote or cause to be voted (including by proxy or written consent, if applicable) in favor of, or abstain from voting on, any proposal to adjourn or postpone such meeting of the Company’s stockholders to a later date if there are not sufficient votes to adopt the Merger Agreement (the “Adjournment Proposal”), an aggregate number of Company Preferred Shares and New Company Shares representing a number of Common Share Votes equal to (x) the total number of Common Share Votes represented by the Company Preferred Shares and New Company Shares held by Stockholder multiplied by (y) a fraction, the numerator of which is the total number of Common Shares voted in favor of, or that abstained from voting on, the Adjournment Proposal and the denominator of which is the total number of votes cast by Common Shares on the Adjournment Proposal, and (iv) vote or cause to be voted (including by proxy or written consent, if applicable) against, or abstain from voting on, any Company Acquisition Proposal, any action or agreement that would reasonably be expected to result in any condition to the consummation of the Mergers set forth in Article 8 of the Merger Agreement not being fulfilled, and any action which could reasonably be expect to impede, interfere with, materially delay, materially postpone or materially adversely affect consummation of the transactions contemplated by the Merger Agreement (collectively, the “Alternative Proposals”), an aggregate number of Company Preferred Shares and New Company Shares representing a number of Common Share Votes equal to at least (x) the total number of Common Share Votes represented by the Company Preferred Shares and New Company Shares held by Stockholder multiplied by (y) a fraction, the numerator of which is the total number of Common Shares voted against, or that abstained from voting on, the Alternative Proposal and the denominator of which is the total number of Common Shares eligible to be voted on the Alternative Proposal.

Section 2.3 Irrevocable Proxy. By execution of this Agreement, the Stockholder does hereby appoint and constitute Parent, Ethan Bing and Robert Landin, and any one or more other individuals designated by Parent, and each of them individually, until the Expiration Date (at which time this proxy shall automatically be revoked), with full power of substitution and resubstitution, as the Stockholder’s true and lawful attorneys-in-fact and irrevocable proxies, to the fullest extent of the Stockholder’s rights with respect to the Company Preferred Shares and any New Company Shares, to vote each of the Company Preferred Shares and New Company Shares solely with respect to the Merger Proposal and related matters set forth in Section 2.2 hereof; provided, however, the foregoing shall only be effective if the Stockholder fails to be counted as present, to consent or to vote the Stockholder’s Company Preferred Shares and New Company Shares, as applicable, in accordance with Section 2.2 above. The Stockholder intends this proxy to be irrevocable and coupled with an interest hereafter until the Expiration Date and hereby revokes any proxy previously granted by the Stockholder with respect to the Company Preferred Shares or New Company Shares. The Stockholder hereby ratifies and confirms all actions that the proxies appointed hereunder may lawfully do or cause to be done to the extent in accordance with this Agreement.

ARTICLE 3

NON-INTERFERENCE

Section 3.1 No Solicitation. Prior to the Expiration Date, the Stockholder (in its capacity as a stockholder of the Company) shall not, and shall cause each of its controlled Affiliates not to, directly or indirectly, (i) solicit, initiate, seek, knowingly encourage or knowingly facilitate any inquiries regarding, the making of any proposal or offer with respect to, or the announcement, making or completion of, any Company Acquisition Proposal, or inquiry, proposal or offer that could reasonably be expected to lead to, a Company Acquisition Proposal, (ii) enter into, engage in, continue or otherwise participate in any discussions or negotiations regarding or that could reasonably be expected to lead to, or furnish to any other person any information in connection with, with respect to, or for the purpose of encouraging or facilitating, a Company Acquisition Proposal (other than, solely in response to an unsolicited inquiry, to refer the inquiring person to this Section 3.1 and/or Section 7.3 of the Merger Agreement and to limit its conversation or other communication exclusively to such referral), (iii) approve, recommend, publicly declare advisable, or enter into, or propose to approve, recommend, publicly declare advisable or enter into, any Company Alternative Acquisition Agreement or similar document, agreement, commitment, or agreement in principle (whether written or oral, binding or nonbinding) with respect to a Company Acquisition Proposal, or (iv) agree to or publicly propose to do any of the foregoing; provided that nothing herein shall prohibit the Stockholder or any of its controlled Affiliates from participating in any discussions or negotiations with respect to a possible stockholders’ consent or voting agreement or the treatment of the Company Preferred Shares in connection with a Company Acquisition Proposal in the event that, and only so long as, the Company is permitted to take the actions set forth in clause (x) or clause (y) of Section 7.3(b) of the Merger Agreement with respect to such Company Acquisition Proposal.

Section 3.2 No Solicitation of Proxies. Prior to the Expiration Date, the Stockholder shall not, shall cause each of its controlled Affiliates not to, directly or indirectly, (i) solicit proxies or make, participate in or encourage any “solicitation” of “proxies” (as such terms are used in the proxy rules of the Securities and Exchange Commission (the “SEC”)) against the Merger Proposal, (ii) encourage, recommend, advise or urge others to vote against the Merger Proposal, or (iii) indicate support or approval for any Company Acquisition Proposal, unless such Company Acquisition Proposal has been recommended by the Company Board in accordance with the terms of the Merger Agreement.

Section 3.3 Capacity. The Stockholder is executing this Agreement solely in its capacity as a stockholder of the Company and nothing contained herein shall in any way limit or affect Karl Frey (or any future director of the Company who may be affiliated or associated with the Stockholder or any of its Affiliates) from exercising his fiduciary duties as a director of the Company or from otherwise taking any action or inaction in his capacity as a director of the Company, and no such exercise of fiduciary duties or action or inaction taken in such capacity as a director shall be deemed to constitute a breach of this Agreement. Nothing in this Section 3.3 is intended to limit the obligations and agreements of the Company under the Merger Agreement.

ARTICLE 4

CONSENT TO REIT MERGER; WAIVER OF REDEMPTION NOTICE; TERMINATION OF CORPORATE GOVERNANCE AGREEMENT

Section 4.1 Consent to REIT Merger. Conditioned upon the completion of the Final Redemption on the Closing Date, the Stockholder hereby consents, including pursuant to Section 8(c)(ix) of the Series D Article Supplementary, Section 8.1(c)(ix) of the Series E Articles Supplementary and Schedules 2 and 3 of the Corporate Governance Agreement, to the Company’s entry into the Merger Agreement, substantially in the form previously provided to the Stockholder, and the consummation of the REIT Merger upon the terms and subject to the conditions set forth therein. The foregoing consents shall be automatically revoked upon the failure of the condition set forth in the preceding sentence to be satisfied.

Section 4.2 Waiver of Special Redemption Notice. In connection with the Final Redemption, the Stockholder hereby waives receipt of the Special Redemption Notice (as defined in each of the Preferred Stock Articles Supplementary) set forth in each of Section 7(a) of the Series D Articles Supplementary and Section 7(a) of the Series E Articles Supplementary; provided, that, (i) the Company shall notify the Stockholder in writing of the date and time of the meeting of the Company’s stockholders called to consider the Merger Proposal promptly after the mailing of proxy materials for such meeting; and (ii) the Company and the Stockholder shall reasonably cooperate to calculate the proceeds payable to the Company Preferred Shares pursuant to the Final Redemption, beginning at least ten (10) Business Days prior to the Final Redemption.

Section 4.3 Termination of Corporate Governance Agreement. Effective immediately upon the Final Redemption, without further action from any Person, the Corporate Governance Agreement shall be deemed to have automatically terminated without further force or effect, and the Stockholder shall not have any rights and the Company and its Affiliates shall not have obligations or liabilities with respect thereto, except for liabilities for any failure to comply with Schedule 2 or Schedule 3 to the Corporate Governance Agreement including all defined terms used in such Schedules (it being understood that this Section 4.3 shall not be construed as a waiver of any rights or claims the Stockholder may have other than those expressly referenced in this Section.).

ARTICLE 5

REPRESENTATIONS, WARRANTIES AND COVENANTS

Section 5.1 Representations, Warranties of the Stockholder. The Stockholder hereby represents and warrants to Parent and Company as follows:

(a) Due Authority. The Stockholder has the legal capacity and full power and authority to make, enter into and carry out the terms of this Agreement and to grant the irrevocable proxy as set forth in Section 2.3 hereof. This Agreement has been duly and validly executed and delivered by the Stockholder and constitutes a valid and binding agreement of the Stockholder enforceable against it in accordance with its terms, except to the extent enforceability may be limited by the effect of applicable bankruptcy, reorganization, insolvency, moratorium or other Laws affecting the enforcement of creditors’ rights generally and the effect of general principles of equity, regardless of whether such enforceability is considered in a proceeding at Law or in equity.

(b) Ownership of Company Preferred Shares. As of the date hereof, the Stockholder (i) is the beneficial or record owner of the Company Preferred Shares indicated on Schedule A hereto, free and clear of any and all Liens, other than those created by this Agreement, as disclosed on Schedule A or as would not prevent the Stockholder from performing its obligations under this Agreement, and (ii) has either sole or shared voting power over all of the Company Preferred Shares. As of the date hereof, the Stockholder does not own, beneficially or of record, any capital stock or other securities of the Company other than the Company Preferred Shares set forth on Schedule A. As of the date hereof, the Stockholder does not own, beneficially or of record, any rights to purchase or acquire any shares of capital stock of Company.

(c) No Conflict; Consents.

(i) The execution and delivery of this Agreement by the Stockholder do not, and the performance by the Stockholder of the obligations under this Agreement and the compliance by the Stockholder with any provisions hereof do not and will not: (i) conflict with or violate in any material respect any Laws applicable to the Stockholder or the Company Preferred Shares, or (ii) result in any material breach of or constitute a material default (or an event that with notice or lapse of time or both would become a material default) under, or give to others any rights of termination, amendment, acceleration or cancellation of, or result in the creation of a Lien on any of the Company Preferred Shares pursuant to, any note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument or obligation to which the Stockholder is a party or by which the Stockholder or the Company Preferred Shares are bound.

(ii) No consent, approval, order or authorization of, or registration, declaration or filing with, any Governmental Authority or any other Person, is required by or with respect to the Stockholder in connection with the execution and delivery of this Agreement or the consummation by the Stockholder of the transactions contemplated hereby.

(d) Absence of Litigation. There is no Action pending against, or, to the knowledge of the Stockholder, threatened against or affecting, the Stockholder or any of its Affiliates or any of their respective properties or assets (including the Company Preferred Shares) at Law or in equity that could reasonably be expected to impair or adversely affect the ability of the Stockholder to perform the Stockholder’s obligations hereunder or to consummate the transactions contemplated hereby on a timely basis.

(e) Miscellaneous Amounts. As of the date hereof, the total amount of Miscellaneous Amounts (as defined in the Preferred Stock Articles Supplementary) that have been incurred by the Stockholder but not paid to the Stockholder by the Company does not exceed $[        ].

Section 5.2 Representations, Warranties of Parent. Parent hereby represents and warrants to Stockholder and Company as follows:

(a) Due Authority. Parent has the legal capacity and full power and authority to make, enter into and carry out the terms of this Agreement. This Agreement has been duly and validly executed and delivered by Parent and constitutes a valid and binding agreement of Parent enforceable against it in accordance with its terms, except to the extent enforceability may be limited by the effect of applicable bankruptcy, reorganization, insolvency, moratorium or other Laws affecting the enforcement of creditors’ rights generally and the effect of general principles of equity, regardless of whether such enforceability is considered in a proceeding at Law or in equity.

(b) No Conflict; Consents.

(i) The execution and delivery of this Agreement by Parent do not, and the performance by Parent of the obligations under this Agreement and the compliance by Parent with any provisions hereof do not and will not: (i) conflict with or violate in any material respect any Laws applicable to Parent, or (ii) result in any material breach of or constitute a material default (or an event that with notice or lapse of time or both would become a material default) under, or give to others any rights of termination, amendment, acceleration or cancellation of any note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument or obligation to which Parent is a party or by which Parent is bound.

(ii) No consent, approval, order or authorization of, or registration, declaration or filing with, any Governmental Authority or any other Person, is required by or with respect to Parent in connection with the execution and delivery of this Agreement or the consummation by Parent of the transactions contemplated hereby.

(iii) Parent has provided the Stockholder with a true and correct copy of the executed Merger Agreement as of the date hereof.

Section 5.3 Representations, Warranties of Company. Company hereby represents and warrants to Parent and Stockholder as follows:

(a) Due Authority. Company has the legal capacity and full power and authority to make, enter into and carry out the terms of this Agreement. This Agreement has been duly and validly executed and delivered by Company and constitutes a valid and binding agreement of Company enforceable against it in accordance with its terms, except to the extent enforceability may be limited by the effect of applicable bankruptcy, reorganization, insolvency, moratorium or other Laws affecting the enforcement of creditors’ rights generally and the effect of general principles of equity, regardless of whether such enforceability is considered in a proceeding at Law or in equity.

(b) No Conflict; Consents.

(i) The execution and delivery of this Agreement by Company do not, and the performance by Company of the obligations under this Agreement and the compliance by Company with any provisions hereof do not and will not: (i) conflict with or violate in any material respect any Laws applicable to Company, or (ii) result in any material breach of or constitute a material default (or an event that with notice or lapse of time or both would become a material default) under, or give to others any rights of termination, amendment, acceleration or cancellation of any note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument or obligation to which Company is a party or by which Parent is bound.

(ii) No consent, approval, order or authorization of, or registration, declaration or filing with, any Governmental Authority or any other Person, is required by or with respect to Company in connection with the execution and delivery of this Agreement or the consummation by Company of the transactions contemplated hereby.

Section 5.4 Covenants. The Stockholder hereby:

(a) permits Company to publish and disclose, including in filings with the SEC and in the press release announcing the transactions contemplated by the Merger Agreement (the “Announcement Release”), this Agreement and the Stockholder’s identity and ownership of the Company Preferred Shares and the nature of the Stockholder’s commitments, arrangements and understandings under this Agreement to the extent the Company reasonably determines that such information is required to be disclosed by applicable Law (or in the case of the Announcement Release, to the extent the information contained therein is consistent with other disclosures being made by the Company or the Stockholder); provided that the Company shall give the Stockholder and its legal counsel a reasonable opportunity to review and comment on such publications or disclosures prior to being made public; and

(b) authorizes Company or its counsel to notify Company’s transfer agent that there is a stop transfer order with respect to all of the Company Preferred Shares (and that this Agreement places limits on the voting and transfer of the Company Preferred Shares); provided that if Company or its counsel gives such notification, it shall on the earlier of the (x) Expiration Date and (y) the date on which the Company Stockholder Approval is obtained, further notify the Company’s transfer agent that the stop transfer order (and all other restrictions) have terminated as of such date.

ARTICLE 6

MISCELLANEOUS

Section 6.1 Further Assurances. From time to time, at the request of Parent or Company and without further consideration, the Stockholder shall take such further action as may reasonably be requested by Parent or Company to carry out the intent of this Agreement.

Section 6.2 Termination. This Agreement shall terminate and shall have no further force or effect on the Expiration Date.

Section 6.3 Notice of Certain Events. The Stockholder shall use reasonable best efforts to notify Parent and Company promptly of (a) any fact, event or circumstance that would cause, or reasonably be expected to cause or constitute, a breach in any material respect of the representations and warranties of the Stockholder under this Agreement and (b) the receipt by the Stockholder of any notice or other communication from any Person alleging that the consent of such Person is or may be required in connection with this Agreement; provided, however, that the delivery of any notice pursuant to this Section 6.3 shall not limit or otherwise affect the remedies available to any party.

Section 6.4 Severability. If any term or other provision of this Agreement is determined to be invalid, illegal or incapable of being enforced by any rule of Law or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible to the fullest extent permitted by applicable law in an acceptable manner to the end that the transactions contemplated hereby are fulfilled to the extent possible.

Section 6.5 Binding Effect and Assignment. This Agreement and all of the provisions hereof shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns.

Section 6.6 Amendments and Modifications. This Agreement may not be modified, amended, altered or supplemented except upon the execution and delivery of a written agreement executed by the parties hereto.

Section 6.7 Specific Performance; Injunctive Relief. The parties hereto agree that irreparable damage would occur in the event any provision of this Agreement was not performed in accordance with the terms hereof or was otherwise breached. It is accordingly agreed that the parties shall be entitled to specific relief hereunder, including, without limitation, an injunction or injunctions to prevent and enjoin breaches of the provisions of this Agreement and to enforce specifically the terms and provisions hereof in addition to any other remedy to which they may be entitled at Law or in equity. Any requirements for the securing or posting of any bond with respect to any such remedy are hereby waived.

Section 6.8 Notices. All notices, requests, claims, consents, demands and other communications under this Agreement shall be in writing and shall be deemed given if delivered personally, sent by overnight courier (providing proof of delivery) to the parties or sent by facsimile or e-mail of a pdf attachment (providing confirmation of transmission) at the following addresses or facsimile numbers (or at such other address or facsimile number for a party as shall be specified by like notice):

(a) if to Parent to:

591 West Putnam Avenue
Greenwich, CT 06830
Telephone:	(203) 422-7768
Facsimile:	(203)-422-7868
Attention:	Ellis Rinaldi

with a copy (which shall not constitute notice) to:

Kirkland & Ellis LLP
601 Lexington Avenue
New York, NY 10022
Telephone:	(212) 446-4800
Facsimile:	(212) 446-4900
Attention:	Jonathan Schechter, P.C.
Edward Schneidman, P.C.
Elazar Guttman

(b) if to the Stockholder:

[ ]
[ ]
[ ]
Telephone:	[ ]
Facsimile:	[ ]
Attention:	[ ]

with a copy (which shall not constitute notice) to:

[ ]
[ ]
[ ]
Telephone:	[ ]
Facsimile:	[ ]
Attention:	[ ]

(c) if to Company:

Landmark Apartment Trust, Inc.
4901 Dickens Road
Suite 101
Richmond, VA 23230
Telephone:	(804) 237-1335
Facsimile:	(804) 237-1345
Attention:	Stanley J. Olander, Jr.

with a copy (which shall not constitute notice) to:

Hogan Lovells US LLP
555 13th Street NW
Washington, DC 20004
Telephone:	(202) 637-6554
Facsimile:	(202) 637-5910
Attention:	Stuart A. Barr
Bruce W. Gilchrist

Or to such other address as any party may have furnished to the other in writing in accordance herewith, except that notices of change of address shall be effective upon receipt.

Section 6.9 Governing Law; Jurisdiction and Venue. This Agreement, and all claims or causes of actions (whether at Law, in contract or in tort) that may be based upon, arise out of or related to this Agreement or the negotiation, execution or performance of this Agreement, shall be governed by, and construed in accordance with, the laws of the State of Maryland without giving effect to its conflicts of laws principles (whether the State of Maryland or any other jurisdiction that would cause the application of the Laws of any jurisdiction other than the State of Maryland). Each Party irrevocably agrees (a) to submit itself to the exclusive jurisdiction of the Business and Technology Case Management Program of the Circuit Court for Baltimore City (the “Maryland Courts”) for the purpose of any Action (whether based on contract, tort or otherwise), directly or indirectly, arising out of or relating to this Agreement or the transactions contemplated by this Agreement or the actions of the Parties in the negotiation, administration, performance and enforcement of this Agreement, (b) that it will not attempt to deny or defeat such jurisdiction by motion or other request for leave from any such court, (c) that it will not bring any Action relating to this Agreement or the transactions contemplated by this Agreement or the actions of the parties hereto in the negotiation, administration, performance and enforcement of this Agreement in any court other than the Maryland Courts, and (d) that a final judgment in any Action shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by Law.

Section 6.10 WAIVER OF JURY TRIAL. EACH OF PARENT, COMPANY AND THE STOCKHOLDER HEREBY IRREVOCABLY WAIVES ALL RIGHTS TO TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM (WHETHER BASED ON CONTRACT, TORT OR OTHERWISE) ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THE ACTIONS OF PARENT, COMPANY OR THE STOCKHOLDER IN THE NEGOTIATION, ADMINISTRATION, PERFORMANCE AND ENFORCEMENT OF THIS AGREEMENT.

Section 6.11 Entire Agreement. This Agreement contains the entire understanding of the parties in respect of the subject matter hereof, and supersedes all prior negotiations and understandings between the parties with respect to such subject matter.

Section 6.12 Counterparts. This Agreement may be executed in several counterparts, each of which shall be an original, but all of which together shall constitute one and the same agreement.

Section 6.13 Effect of Headings. The section headings herein are for convenience only and shall not affect the construction of interpretation of this Agreement.

Section 6.14 No Agreement Until Executed. Irrespective of negotiations among the parties or the exchanging of drafts of this Agreement, this Agreement shall not constitute or be deemed to evidence a contract, agreement, arrangement or understanding between the parties hereto unless and until (i) the Merger Agreement is executed by all parties thereto, and (ii) this Agreement is executed by all parties hereto.

Section 6.15 Legal Representation. This Agreement was negotiated by the parties with the benefit of legal representation and any rule of construction or interpretation otherwise requiring this Agreement to be construed or interpreted against any party shall not apply to any construction or interpretation thereof.

Section 6.16 Expenses. All costs and expenses incurred in connection with this Agreement shall be paid by the party incurring such cost or expense, whether or not the Mergers are consummated.

[Signature page follows]

IN WITNESS WHEREOF, the parties have caused this Agreement to be duly executed on the date and year first above written.

MONUMENT PARTNERS, L.L.C.

By:
Name:
Title:

LANDMARK APARTMENT TRUST, INC.

By:
Name:
Title:

[STOCKHOLDER]

By:
Name:
Title:

Signature Page to Voting Agreement

SCHEDULE A

Number of Shares
Series D Preferred Stock
Series E Preferred Stock